EXHIBIT 99.1

Midland States Bancorp, Inc. Declares Quarterly Cash Dividend of $0.2425 Per Share

EFFINGHAM, Ill., Nov. 07, 2019 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ: MSBI) announced today that its Board of Directors declared a quarterly cash dividend of $0.2425 per share.  The dividend is payable on or about November 25, 2019 to all shareholders of record as of the close of business on November 18, 2019.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of September 30, 2019, the Company had total assets of approximately $6.11 billion and its Wealth Management Group had assets under administration of approximately $3.28 billion. Midland provides a full range of commercial and consumer banking products and services, business equipment financing, merchant credit card services, trust and investment management, and insurance and financial planning services. In addition, multi-family and healthcare facility FHA financing is provided through Love Funding, Midland’s non-bank subsidiary. For additional information, visit https://www.midlandsb.com/ or follow Midland on LinkedIn at https://www.linkedin.com/company/midland-states-bank.

CONTACTS:
Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321